Exhibit 1.1

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

June 9, 2011

June 9, 2011

Roger D. Plemens

President and Chief Executive Officer

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

220 One Center Court

Franklin, North Carolina 28734

Re:        Engagement Letter – Common Stock Public Offering

Dear Mr. Plemens:

This will confirm the engagement of Raymond James & Associates, Inc. (“Raymond James”) to provide certain services in connection with a proposed offering of common stock (the “Securities”) by Macon Financial Corp. (the “Company”), the proposed holding company for Macon Bank, Inc. (the “Savings Bank”) pursuant to the conversion of the current holding company for the Savings Bank, Macon Bancorp (“Bancorp”), from a mutual to a stock form of organization. Raymond James hereby confirms its agreement to serve as marketing agent in connection with the proposed conversion and its intention to serve as underwriter, on a best efforts basis, of a possible underwritten public offering of the Securities. The forgoing is not a commitment on the part of Raymond James to underwrite, purchase or pay for any or all of the Securities; an obligation to underwrite or otherwise sell any portion of the proposed public offering shall only be as contained in a written agency agreement (the “Agency Agreement”) to be agreed to and entered into by the Company and Raymond James.

1. Registration Statement. The parties hereto will agree upon a timetable for the filing of a Registration Statement, and all amendments thereto, blue sky filings, and all other steps necessary to effectuate the proposed public offering at a date acceptable to both Raymond James and the Company. A Registration Statement, together with exhibits, covering the Securities proposed to be offered will be prepared by the Company with the cooperation of Raymond James and filed with the United States Securities and Exchange Commission (the “SEC”). The Company shall select counsel qualified and experienced in mutual to stock conversions and the preparation of filings under the Securities Act to prepare the Registration Statement. All financial statements contained in the Registration Statement, as amended from time to time, will have been reported on by independent certified public accountants satisfactory to Raymond James, to the extent required by the Securities Act of 1933, as amended. The

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

June 9, 2011

content of any oral comments and copies of all comment letters of the SEC shall be supplied forthwith to Raymond James and its counsel and the Registration Statement and all amendments to the Registration Statement shall be submitted to Raymond James and its counsel for review prior to the time they are filed with the SEC.

2. Underwriter’s Counsel. The Agency Agreement and any selling group agreements shall be prepared by counsel for Raymond James and such counsel shall make all required filings with the Financial Industry Regulatory Authority (“FINRA”). The Agency Agreement shall be subject to review, comment and agreement of the Company. All corporate proceedings previously or currently being undertaken by the Company, Bancorp and the Savings Bank and other legal matters which relate to the conversion, the offering and related transactions shall be satisfactory in all material respects to counsel for Raymond James.

3. Offering, Closing and Cold Comfort Letter. The Company proposes to offer up to $90,000,000 of Securities at a price to be agreed upon based upon the appraised pro forma market value of the Securities, as determined by an independent valuation. The Company initially will be offering the Securities in a “subscription offering.” Eligible depositors and borrowers of the Savings Bank (as set forth in Bancorp’s Plan of Conversion) as of the close of business on a date or dates selected by Bancorp (the “Eligible Subscribers”) will have first priority rights to buy the Securities. Secondly, any Securities not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” Thirdly, any Securities not purchased in the subscription offering or community offering will be offered to other investors (the “Qualified Investors”) by Raymond James, and a selling group selected by Raymond James, on a best efforts basis. This letter shall not be understood as a commitment, expressed or implied, by Raymond James to underwrite, purchase or pay for any of the Securities. The offering shall be closed only upon receipt by Raymond James of a cold-comfort letter from the independent certified public accountant, which letter is acceptable to Raymond James.

4. Services to be Provided. Raymond James will provide the following services in connection with the conversion:

Advise the Company with regard to the size of the offering based upon the portfolio analysis and Company’s strategic plan;

Assist the Company in preparing (i) the Registration Statement and other offering materials and (ii) an investor roadshow for use with investors;

Assist the Company in identifying and evaluating prospective Qualified Investors;

Assist the Company in conducting a roadshow to present the Company to prospective Qualified Investors regarding an investment in the Company; and

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

June 9, 2011

Coordinate the three stages of the offering.

5. Indemnification. In consideration of Raymond James signing this Agreement and agreeing to perform services pursuant hereto, the Company agrees to indemnify and hold harmless Raymond James and each of its directors, officers, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) to the extent and as provided in Addendum A attached hereto and incorporated herein by reference. The provisions of this Section 5 and Addendum A shall survive any expiration or termination of this Agreement and shall be binding upon any successors or assigns of the Company.

It is understood that the proposed Agency Agreement will provide for reciprocal indemnification between the Company and Raymond James as to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

6. Information Available. It is understood and agreed between the Company and Raymond James that all documents and other information relating to the Company’s affairs will be made available upon request to Raymond James and its attorneys to the extent reasonable, at the Raymond James’ office or at the offices of the Company and copies of any such document will be furnished upon request to Raymond James or its attorneys. Included within the documents which must have been made available or must be made available as soon as possible are at least all Articles of Incorporation and amendments, By-Laws and amendments, minutes of all the Company’s directors and shareholders meetings, all financial statements and correct copies of any material contracts, leases, and agreements to which the Company is a party. The Company will furnish Raymond James its strategic plan showing projected cash flow (or deficiencies) covering a three-year period and reconciled to the proposed Use of Proceeds section of the Prospectus. In addition, the Company will provide Raymond James with unaudited monthly financial data concerning the Company from now until termination of the offering. All such items shall be subject to the provisions of Section 15 hereof.

7. Employee Benefit Plans. Any employee (including officers and/or directors) incentive plan (including royalty plan), of whatever nature, presently contemplated, shall be fully disclosed to Raymond James.

8. Blue Sky Laws. It is understood and agreed between the Company and Raymond James that it shall be the obligation of the Company to qualify the sale of the Securities in such states as may be reasonably designated by Raymond James, provided, however, that the Company shall not be required to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction. The parties hereto shall agree on the division of legal work pertaining to blue sky qualification.

9. Fees. Immediately following the sale of Securities by the Company, the Company shall pay Raymond James, in immediately available funds, an agency fee equal to (a)

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June 9, 2011

six percent (6.00%) of the aggregate offering price of the Securities to investors other than Eligible Subscribers plus (b) one and one-half percent (1.50%) of the aggregate offering price of the Securities sold to such Eligible Subscribers (the “Selling Agency Fee”); provided that no Selling Agency Fee shall be charged for Securities sold to officers, directors, employees or employee benefit plans of the Savings Bank. In addition, Raymond James shall credit against the Selling Agency Fee the amount of the retainer of $50,000 paid by the Company to Howe Barnes Hoefer & Arnett, Inc. This credit shall be considered an advance against out-of-pocket accountable expenses actually anticipated to be incurred by Raymond James pursuant to FINRA Rule 5110(f)(2)(c).

10. Expenses. The Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Securities, including all expenses and fees incident to the filing of the Registration Statement with the SEC and the FINRA filing (which may be advanced by Raymond James), the reasonable costs and fees of qualification under state securities laws, fees and disbursements of counsel for the Company and accountants for the Company, costs for preparing and printing the Registration Statement, and cost of printing as many copies of the underwriting documents, Prospectuses and Preliminary Prospectuses as Raymond James may deem reasonably necessary and related exhibits, including all amendments and supplements to the Registration Statement. Whether or not the offering closes, the Company also shall reimburse Raymond James for an amount not to exceed $185,000 of Raymond James’ reasonable, accountable out-of-pocket expenses, including underwriters’ counsel fees and expenses (not to exceed $150,000), all due diligence, mailing, telephone, travel, clerical or other costs incurred or to be incurred by Raymond James or by its sales personnel in connection with the Company’s conversion and the Company’s proposed offering which is the subject of this letter upon invoice. Raymond James agrees to pay all of its fees and expenses in connection with or on account of the proposed offering by the Company (other than reasonable counsel fees relating to blue sky filings) in excess of $185,000. To the extent blue sky work is undertaken by counsel to Raymond James pursuant to Section 8 hereof, it shall be separately billed to the Company and shall be the financial obligation of the Company whether or not the offering is closed. In the event Raymond James retains (or is retained on its behalf) an independent firm to conduct a review of all or an agreed upon portion of the Savings Bank’s loan and OREO portfolios the Company shall reimburse the costs in connection with any such review up to $135,000, upon invoice.

11. Representations of the Company. The Company and the Savings Bank represent to Raymond James that no person has acted as a finder or investment adviser in connection with the transactions contemplated herein and will indemnify Raymond James with respect to any claim for finder’s fee in connection herewith subsequently asserted. The Company represents and warrants that no officer or director of Savings Bank or the Company is a member of FINRA, an employee or associated member of FINRA. Each the Company and the Savings Bank represents and warrants that it has not promised or represented to any person that any part of the Securities will be directed or otherwise made available to them in connection with the conversion

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Macon Bancorp

Macon Bank, Inc.

June 9, 2011

and proposed offering except as required to be offered to Eligible Account Holders under applicable law.

12. Listing. The Company’s Securities will be listed on the Nasdaq Capital Market as a condition to the closing of the conversion.

13. Formal Agreement Contemplated. It is understood that this letter is merely a letter and statement of intent with respect to the services of Raymond James in connection with the sale of the Securities, and not a legally binding agreement except as to the expenses, indemnities and obligations set forth in Sections 5, 10, 11, 13 and 15 hereof. Raymond James and the Company each reserves the right in its discretion (until a formal Agency Agreement has been negotiated and executed) to determine whether the offering can be successfully marketed, and may, without any obligation to the other party, for any reason, including, without limiting the generality of the foregoing, market conditions (both those relating to securities and commodities generally and those relating to the Securities) and the reaction of prospective members of the underwriting syndicate and selling group or customary bank stock investors to the conversion and proposed offering, decline to proceed further with the offering.

14. Effective Date. The Company shall not obtain an effective date from the SEC or allow the Registration Statement to become effective without the prior approval of Raymond James.

15. Confidentiality. For purposes hereof, all information about the business, operations, activities and affairs of the Company, Bancorp, the Savings Bank and/or their affiliates, any other confidential or proprietary information belonging to the Company, Bancorp, the Savings Bank and/or their affiliates or as to which the Company, Bancorp, the Savings Bank and/or their affiliates have any rights shall be kept strictly confidential by Raymond James, shall not be used for the private benefit of Raymond James or directly or indirectly for the benefit of others, and Raymond James shall not disclose nor permit the disclosure of the same to any other person or entity without the Savings Bank’s prior written consent. In addition, Raymond James acknowledges that it has procedures in place to prohibit trading by Raymond James or its affiliates in shares of the Securities on the basis of material nonpublic information.

16. Subsequent Marketing Materials. The Company agrees that, upon consummation of the offering, Raymond James shall have the right to publish tombstone advertisements, at its own expense, describing its services rendered hereunder.

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

June 9, 2011

If the foregoing correctly sets forth the current intent (and with respect to Sections 10, 11 and 15, the agreement) of the parties hereto, please so indicate by signing below and returning an executed copy to the undersigned at 4000 WestChase Boulevard, Raleigh, NC 27607.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

By
Charles L. Stubbs
Vice President

Understood and agreed as provided on June 9, 2011.

MACON BANK, INC.

By
Roger D. Plemens
President and Chief Executive Officer

MACON BANCORP

By
Roger D. Plemens
President and Chief Executive Officer

MACON FINANCIAL CORP.

By
Roger D. Plemens
President and Chief Executive Officer

Macon Financial Corp.

Macon Bancorp

Macon Bank, Inc.

June 9, 2011

ADDENDUM A

Pursuant to the foregoing letter dated June 9, 2011 (the “Agreement”), Macon Financial Corp., Macon Bancorp and Macon Bank, Inc. (collectively and individually, the “Company”) agree to jointly and severally indemnify and hold harmless Raymond James & Associates, Inc. and Raymond James Financial, Inc. (collectively, “Raymond James”), together with their respective officers, directors, shareholders, employees and agents, and each person, if any, who controls Raymond James and any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any legal or any other expenses as they are incurred by an Indemnified Party in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of: (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) the Agreement or the services to be performed pursuant to the Agreement; (c) any securities, tax, corporate, or other filings of the Company; or (d) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction, to have resulted solely and exclusively and as a direct and proximate cause from said Indemnified Party’s willful misconduct or gross negligence in the performance of their duties on behalf of Raymond James. Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement thereof or of such Indemnified Claim, and the Company shall immediately assume the full defense thereof (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel). Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in such circumstance if the Indemnified Party is advised in a written opinion of counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.

If for any reason (other than as specifically provided herein) the foregoing indemnity for an Indemnified Claim is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company shall jointly and severally contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company on the one hand, and the relative benefits received by and fault of the Indemnified Party on the other hand, as well as any relevant equitable considerations. Notwithstanding any provisions herein to the contrary, the aggregate payment by all of the Indemnified Parties, as applicable, for all Indemnified Claims where indemnification is for any reason not available shall not exceed the amount of fees actually received by Raymond James pursuant to the Agreement. It is hereby further agreed that the relative fault of the Company on the one hand and an Indemnified Party on the other hand with respect to the transactions shall be determined by reference to, among

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other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to information supplied by the Company on the one hand or by the Indemnified Party on the other hand, as well as the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission. No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. The indemnity, contribution and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification which any Indemnified Party may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party. In addition, the Company shall offer such indemnification and expense advance and reimbursement as it may be permitted to offer or extend pursuant to its Bylaws, Charter, Articles of Incorporation, or insurance. The Company further agrees that the indemnification and expense advance and reimbursement obligations set forth herein, shall apply whether or not Raymond James or any other Indemnified Party is a formal party in any such Indemnified Claim. The Company will not be permitted to settle any Indemnified Claim without the prior consent of Raymond James or any Indemnified Party involved therein if any admission of wrongdoing, negligence or improper activity of any kind of Raymond James or such Indemnified Party is a part of such settlement. The Company shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding.